Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Auditors” and “Statements by Experts” and the use of our report dated April 7, 2008, in the Registration Statement (Form 20-F 333-00000) of Telmex Internacional, S.A.B. de C.V., for the registration of 430 million A shares and 10,816 million L shares of its common stock.

Mancera, S.C.,
A Member Practice of Ernst & Young Global

/s/ C.P.C. Fernando Espinosa López
C.P.C. Fernando Espinosa López Partner

Mexico City, Mexico

May 29, 2008